Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Lee Keeling and Associates, Inc. hereby consents to the references to our firm and to our report on the estimated proved oil and natural gas reserve quantities of Chaparral Energy, Inc. and its consolidated subsidiaries presented as of January 1, 2005 and December 31, 2005, included in this Registration Statement on Form S-4 (including any amendments thereto) as well as in the notes to the financial statements included therein (collectively, the “Form S-4”), to be filed with the Securities and Exchange Commission.

We further consent to the reference to our firm in the prospectus (which is part of the Form S-4), including under the heading “Independent petroleum engineers.”

/s/ LEE KEELING AND ASSOCIATES, INC.

LEE KEELING AND ASSOCIATES, INC.

Tulsa, Oklahoma

August 10, 2006